UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2024

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

As previously reported, on January 4, 2024, Liquidia Corporation, a Delaware corporation (the “Company”), entered into a common stock purchase agreement (the “Purchase Agreement”) with Legend Aggregator, LP (the “Purchaser”), for the sale by the Company in a private placement (the “Private Placement”) of an aggregate of 7,182,532 shares (the “Private Placement Shares”) of the Company’s common stock, par value $0.001 per share, at a purchase price of $10.442 per Private Placement Share. The aggregate gross proceeds for the sale of the Private Placement Shares were approximately $75.0 million, before deducting offering expenses. As previously reported, in connection with the Private Placement, on January 4, 2024, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchaser. The Private Placement closed on January 8, 2024.

The issuance of the Private Placement Shares in the Private Placement described above were made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Concurrent with the Private Placement, as previously reported, on January 3, 2024, Liquidia Technologies and HealthCare Royalty Partners IV, L.P. entered into a Fourth Amendment (the “Fourth Amendment”) to that certain Revenue Interest Financing Agreement dated as of January 9, 2023 (as amended by the First Amendment to the Revenue Interest Financing Agreement dated as of April 17, 2023, as amended by the Second Amendment to the Revenue Interest Finance Agreement dated as of June 28, 2023, and as amended by the Third Amendment to the Revenue Interest Finance Agreement dated as of  July 27, 2023) to fund an additional $25.0 million thereunder. Such additional funds were disbursed on January 5, 2024.

Copies of the Fourth Amendment, Purchase Agreement, and Registration Rights Agreement (together, the “Transaction Documents”) are attached as Exhibits 10.1, 10.2, and 10.3 hereto, respectively, and are each incorporated herein by reference. The foregoing descriptions of the Transaction Documents do not purport to be complete and are qualified in their entirety by reference to such exhibits, respectively. The provisions of the Transaction Documents, including the representations and warranties contained therein, respectively, are not for the benefit of any party other than the parties to such agreement, respectively, and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Item 8.01	Other Events.

On January 5, 2024, the Company issued a press release providing an update on its clinical pipeline targeting pulmonary arterial hypertension and pulmonary hypertension associated with interstitial lung disease. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

On January 8, 2024, the Company issued a press release announcing it had filed its response to the amended patent infringement complaint filed by United Therapeutics Corporation (“UTHR”) on November 30, 2023, under the Drug Price Competition and Patent Term Restoration Act in the U.S. District Court for the District of Delaware and had simultaneously filed certain counterclaims against UTHR. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.2 to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1*	Fourth Amendment to Revenue Interest Financing Agreement, dated as of January 3, 2024, by and between Liquidia Technologies, Inc. and Healthcare Royalty Partners IV, L.P.

10.2	Common Stock Purchase Agreement, dated as of January 4, 2024, by and between Liquidia Corporation and the Purchaser.

10.3	Registration Rights Agreement, dated as of January 4, 2024, by and between Liquidia Corporation and the Purchaser.

99.1	Press Release of Liquidia Corporation, dated January 5, 2024.

99.2	Press Release of Liquidia Corporation, dated January 8, 2024.

104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

*	Certain terms have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as they are both not material and of the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 8, 2024	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer